                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               Neurex Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                               NEUREX CORPORATION
                               3760 HAVEN AVENUE
                          MENLO PARK, CALIFORNIA 94025

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Neurex Corporation, a Delaware corporation (the "Company"), will be held at the Hotel Sofitel, which is located at 203 Twin Dolphin Drive, Redwood City, California 94065 at 9:00 a.m. on Thursday, May 7, 1998, for the following purposes:

          PROPOSAL 1. To elect nine (9) directors of the Company for terms expiring at the 1998 Annual Meeting;

          PROPOSAL 2. To ratify the selection of Ernst & Young LLP as auditors of the Company's financial statements for the calendar year ending December 31, 1998;

          PROPOSAL 3. To consider and act upon a proposal to approve the Company's 1998 Employee, Consultant, and Director Stock Option Plan and the authorization of 1,000,000 shares of common stock for issuance thereunder;

     and to transact such other business as may properly come before the meeting or any adjournments thereof.

     The close of business on March 23, 1998, has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the meeting.

     PLEASE SIGN, DATE AND MAIL YOUR PROXY IN THE ENVELOPE PROVIDED FOR YOUR CONVENIENCE. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE MEETING AND, IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON.

                                          By Order of the Board of Directors

                                          [SIG]

                                          Thomas L. Barton
                                          Secretary
Dated: April 6, 1998

                               NEUREX CORPORATION
                               3760 HAVEN AVENUE
                          MENLO PARK, CALIFORNIA 94025

                                PROXY STATEMENT
                            ------------------------

                              GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Neurex Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on May 7, 1998, or at any adjournment thereof, for the purposes set forth herein and in the foregoing Notice. This Proxy Statement and the accompanying Proxy are being mailed to the Company's stockholders on or about April 6, 1998.

     At the close of business on March 23, 1998, the record date fixed by the Board of Directors of the Company for determining those stockholders entitled to vote at the Annual Meeting (the "Record Date"), the outstanding shares of the Company entitled to vote consisted of 22,366,397 shares of Common Stock. Each stockholder of record at the close of business on the Record Date is entitled to one vote for each share then held on each matter submitted to a vote of the stockholders.

     A form of proxy is enclosed for use at the Meeting. The proxy may be revoked by a stockholder at any time prior to the meeting, and any stockholder present at the meeting may revoke his or her proxy thereat and vote in person if he or she so desires. When such proxy is properly executed and returned, the shares it represents will be voted at the meeting in accordance with any instructions noted thereon. If no direction is indicated, all shares represented by valid proxies received pursuant to this solicitation (and not revoked prior to exercise) will be voted for the election of the nominees for directors named herein (unless authority to vote is withheld) and in favor of all other proposals stated in the Notice of Meeting and described in this Proxy Statement.

     The Company's Annual Report for the year ended December 31, 1997, is enclosed with this Proxy Statement.

                                  PROPOSAL 1:

                             ELECTION OF DIRECTORS

NOMINEES

     Nine directors are to be elected at the Annual Meeting, each to hold office until the next Annual Meeting and until his successor is elected and qualified. The Board of Directors has nominated for election as directors the nine persons indicated in the following table. Proxy holders may not vote for a greater number of persons than the number of nominees named below. In the election of directors, the proxy holders intend, unless directed otherwise, to vote for the election of the nominees named below, all of whom are now members of the Board of Directors. In the event that cumulative voting is employed in the election of directors, the proxy holders intend, unless directed otherwise, to distribute the votes represented by each proxy among the nominees named herein so as to elect all or as many of them as possible. The Company's Bylaws currently fix the number of directors on the Company's Board of Directors at ten. There exists one vacancy on the Board resulting from the March 17, 1998, resignation of Roberto Crea as an officer and director and as a result there are only nine (9) nominees. It is not anticipated that any of the nominees will decline or be unable to serve as a director. If, however, that should occur, the proxy holders will vote the proxies in their discretion for any nominee designated by the present Board of Directors to fill the vacancy. In any event, may went proxies will not be noted for more than nine (9) persons.

          MANAGEMENT RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

     The following table gives certain information as to each person nominated for election as a director:

                              As of April 15, 1997

                       NAME                          AGE   DIRECTOR SINCE
                       ----                          ---   --------------
Paul Goddard, Ph.D.................................  48         1991
Robert R. Luther, M.D..............................  49         1996
Thomas L. Barton...................................  55         1983
David L. Anderson..................................  54         1987
Gerard N. Burrow, M.D..............................  65         1996
John F. Chappell...................................  61         1992
Raymond C. Egan....................................  55         1996
John W. Glynn, Jr..................................  57         1989
Howard E. Greene, Jr...............................  55         1986

     Paul Goddard has served as the Company's Chief Executive Officer since March 1991. Since May 1991, he has been a member of the Board of Directors of the Company, and was elected Chairman in November 1991. From 1976 through February 1991, Dr. Goddard was employed by SmithKline Beecham, in various positions, most recently as Senior Vice President and Director, Japan-Pacific. From 1976 to 1989 he was employed by SmithKline Beckman Corporation, most recently as Senior Vice President, Strategic Marketing. Dr. Goddard received a B.S. in Biochemistry from the University of London and a Ph.D. from St. Mary's Hospital, Paddington, England, in Aetiology and Epidemiology of Colon Cancer. He also serves as a member of the Board of Directors of Molecular Devices, Onyx Pharmaceuticals, Inc., and Ribi ImmunoChem Research, Inc.

     Robert R. Luther is the Executive Vice President of Development and has served as a member of the Board of Directors since 1996. He has been an officer of the Company since March 1992. From 1980 through February 1992, Dr. Luther was employed by Abbott Laboratories, in various positions, most recently as Division Director, Pharmaceutical Research and Development. He received his B.S. and M.D. degrees from Northwestern University and he is a fellow of the American College of Clinical Pharmacology.

     Thomas L. Barton, a founder of the Company, has served as its General Counsel and Secretary and as a member of the Board of Directors since 1983. Mr. Barton was a partner in the law firm of Holtzmann, Wise & Shepard LLP from 1982 until July 1995. Since that time he has been a partner in the law firm of Wise & Shepard LLP. Mr. Barton received his undergraduate degree from Yale University, his MBA from Stanford Business School and his J.D. from Northwestern University.

     David L. Anderson has served as a Director of the Company since November 1987. He serves as the Managing Director of the general partner of Sutter Hill Ventures, a California Limited Partnership ("Sutter Hill"), a venture capital investment firm, since 1974 and a general partner of SHV Limited, a California Limited Partnership, a venture capital investment firm affiliated with Sutter Hill, since August 1991. He is also a member of the Board of Directors of Dionex Corporation and Cytel Corporation ("Cytel").

     Gerard N. Burrow has served as a Director of the Company since August 1996. Dr. Burrow is Special Advisor for Health Affairs to the President of Yale University. From 1992 to 1997, he served as the Dean of the Yale School of Medicine. He also served as Vice Chancellor for Health Services and Dean of the School of Medicine at the University of California, San Diego.

     John F. Chappell has served as a Director of the Company since January 1992. Mr. Chappell is the President of Plexus Ventures, Inc. ("Plexus"), an investment firm which he founded in December 1990. Prior to founding Plexus, Mr. Chappell was employed for 28 years by SmithKline Beckman Corporation and SmithKline. From July 1989 to July 1990, he served as the Chairman of SmithKline and as a Director of SmithKline. He was the President of SmithKline & French Laboratories from September 1988 to July 1989 and was the President of SmithKline & French International from February 1985 to September 1988. He is currently serving as a director of Ribi ImmunoChem Research, Inc. and Tanox Biosystems, Inc. He also has served as a director of the Pharmaceutical Manufacturers' Association and of the Industrial Biotechnology Association.

     Raymond C. Egan has served as Director of the Company since August 1996. Mr. Egan is the President and founder of Princeton Healthcare Consultants, a healthcare consulting company, founded in 1995. Prior to founding his company, Mr. Egan was with Bristol-Myers Squibb Company where he held a number of executive and marketing positions.

     John W. Glynn, Jr. has served as a Director of the Company since November 1989. He has been a general partner of Glynn Ventures, a venture capital partnership, and Glynn Capital Management, an investment management firm, both founded by Mr. Glynn, since 1983. Mr. Glynn is also a member of the Board of Directors of The Pacific Bank.

     Howard E. Greene, Jr., has served as a Director of the Company since November 1986. He has been Chairman of the Board of Directors of Amylin Pharmaceuticals, Inc. ("Amylin"), a biotechnology company, since 1987. Mr. Greene has also been a general partner of the general partner of Biovest Partners, a California Limited Partnership, a venture capital investment firm, since October 1986. Mr. Greene is a director of Allergan, Inc., the Chairman of the Board of Directors of Cytel and Amylin and a trustee of the Scripps Clinic and Research Foundation.

BOARD COMMITTEES AND MEETINGS

     During the year ended December 31, 1997, there were six meetings of the Company's Board of Directors. Each Board member attended 75% or more of the aggregate of the meetings of the Board of Directors and the meetings of all Committees of the Board of Directors on which he served.

     The Audit Committee was established on September 28, 1993. The members of the Audit Committee are John Glynn, David Anderson and Thomas Barton, none of whom are employees of the Company. The functions of the Audit Committee are to define the scope of the audit, review the auditor's reports and comments, and monitor the internal auditing procedures of the Company. The Audit Committee met three times during the Company's year ended December 31, 1997.

     The Compensation Committee was established on September 28, 1993. The members of the Compensation Committee are David Anderson and John Glynn, neither of whom is employed by the Company. The Compensation Committee makes recommendations with respect to compensation of senior officers and granting of stock options and stock awards. The Compensation Committee met three times during the Company's year ended December 31, 1997.

     The Nominating Committee was established on November 18, 1993. The members of the Nominating Committee are David Anderson and Howard E. Greene, Jr., neither of whom is employed by the Company. The Nominating Committee makes recommendations as to the size of the Board of Directors and the selection, nomination and recruitment of Directors. It does not solicit independent nominations from stockholders or any other third parties and will not consider nominations put forward by stockholders. The Nominating Committee did not meet during the year ended December 31, 1997.

                                  PROPOSAL 2:

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP as the Company's independent auditor for the year ending December 31, 1998, and has further directed that management submit the selection of the auditor for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP was first appointed independent auditor of the Company in October 1991. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of Ernst & Young LLP as the Company's independent auditor is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board will reconsider whether to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the best interests of the Company and its stockholders.

              MANAGEMENT RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

                                  PROPOSAL 3:

            ADOPTION OF THE COMPANY'S 1998 EMPLOYEE, CONSULTANT AND
         DIRECTOR STOCK OPTION PLAN AND THE AUTHORIZATION OF 1,000,000
                 SHARES OF COMMON STOCK FOR ISSUANCE THEREUNDER

     Stockholders are being asked to approve the adoption of the Neurex 1998 Employee, Director, and Consultant Stock Option Plan (the "1998 Plan") and the reservation for issuance of 1,000,000 shares of common stock thereunder. The Company currently has granted options under its 1988 Employee and Consultant Stock Option Plan (the "1988 Option Plan"); however, by its terms, the 1988 Option Plan terminates on April 20, 1998. In February 1998, in order to continue to attract and retain personnel who possess a high degree of competence, experience and motivation, the Company's Board of Directors adopted the 1998 Employee, Consultant, and Director Stock Option Plan and reserved 1,000,000 shares of Common Stock for issuance thereunder.

     In the opinion of the Board, the adoption of the 1998 Plan would provide the necessary flexibility to attract, motivate and reward employees and directors of and consultants to, the Company in a manner that would improve the Company's financial performance. As of February 28, 1998, the Company had 141 current employees and 7 outside directors, all of whom were eligible to participate in the 1998 Plan. The affirmative vote of the holders of a majority of the shares of Common Stock voting at the Annual Meeting is necessary to approve the 1998 Plan.

              MANAGEMENT RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

                 DESCRIPTION OF PROPOSED 1998 STOCK OPTION PLAN

     In February 1998, the Board adopted the 1998 Plan, subject to stockholder approval. Under the 1998 Plan, there are 1,000,000 shares of Common Stock reserved for issuance upon exercise of options granted to key employees and directors of, and consultants to, the Company. The 1998 Plan provides for the grant of both incentive stock options, intended to qualify as such under Section 422 of the Code, and nonstatutory stock options. The 1998 Plan will terminate on February 3, 2008, unless sooner terminated by the Board of Directors. The following description of the 1998 Plan is qualified in its entirety by reference to the 1998 Plan, which is attached hereto as Appendix A.

ADMINISTRATION

     The administration of the 1998 Plan may be delegated by the Board of Directors to the Compensation Committee subject to certain restrictions. Subject to these restrictions and the limitations set forth in the 1998 Plan, the Compensation Committee has the authority to select the persons to whom grants are to be made, to designate the number of shares to be covered by each option, to establish vesting schedules, to determine whether an option is to be an incentive stock option or a nonstatutory stock option and to specify other terms of the options.

TERM OF OPTIONS

     The maximum term of options granted under the 1998 Plan is ten (10) years in the case of incentive stock options and ten (10) years and one (1) week in the case of a nonstatutory stock option; provided that in the case of an incentive option granted to a 10% stockholder, the term of the option may be no more than five (5) years from the date of grant. No option may be exercised after the expiration of its terms. Options granted under the 1998 Plan generally are nontransferable and expire three months after the termination of an optionee's employment, directorship, or consultancy relationship with the Company. In general, if an optionee is permanently disabled or dies during his or her employment by, or service to, the Company, such person's options will expire within such period as the Administrator prescribes in the stock option agreement; generally, such period is one (1) year. If options granted under the 1998 Plan expire or otherwise terminate without being exercised, the Common Stock not purchased pursuant to such options again becomes available for issuance under the 1998 Plan.

ELIGIBILITY; LIMITATIONS

     Nonstatutory stock options may be granted under the 1998 Plan to employees, directors and consultants of the Company. Incentive stock options may be granted only to employees. If the aggregate fair market value of all shares of Common Stock subject to an optionee's incentive stock option which are exercisable for the first time during any calendar year exceeds $100,000, the excess options will be treated as nonstatutory stock options. Any optionee who owns more than 10% of the combined voting power of all classes of outstanding stock of the Company is not eligible for the grant of an incentive stock option unless the exercise price of the option is at least 110% of the fair market value of the Common Stock on the date of grant.

EXERCISE OF OPTIONS

     The Administrator determines when options become exercisable, and may in its discretion, accelerate the vesting of any outstanding option. Stock option grants to employees and consultants vest and become exercisable over four years. Stock option grants to non-employee directors vest monthly over a three year period.

     The exercise price of nonstatutory stock options granted under the 1998 Plan must equal at least 85% and the exercise price of incentive stock options must equal at least 100% of the fair market value of the Common Stock on the date of grant. The exercise price of options granted to any person who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock must be at least 100% of the fair market value of such stock on the date of grant in the case of a nonstatutory stock option and 110% in the case of an incentive stock option and, in the case of an incentive stock option granted to such persons, the term of these options cannot exceed five years. The exercise price of a nonstatutory stock option may be determined by the Administrator; provided, however, the exercise price of a nonstatutory stock option intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code may not be less than 100% of the fair market value of the Common Stock on the date of grant.

ADJUSTMENT PROVISIONS

     In the event any change is made to the Common Stock issuable under the 1998 Plan by reason of any stock dividend, stock split, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without receipt of consideration, then appropriate adjustments shall be made by the Board to (i) the aggregate number and/or class of shares issuable under the 1998 Plan, and (ii) the number and/or class of shares and the exercise price per share of the stock subject to each outstanding option in order to preclude the dilution or enlargement of benefits hereunder.

     In the event that the Company is not the surviving entity in any merger, reorganization or consolidation (collectively, a "Merger") the options shall terminate unless they are assumed by the surviving corporation in the Merger. As a matter of policy, in the event of a Merger, options granted to outside directors become fully exercisable and, subject to the direction of the Board, 50% of unvested options granted to executive officers become immediately exercisable and the remaining 50% of the portion of unvested options granted to executive officers will have their vesting period reduced by 50%.

AMENDMENT AND TERM

     The Board may amend or modify the 1998 Plan at any time provided that no such amendment or modification may adversely affect outstanding options without the consent of the holders thereof. In addition, in order to obtain the benefits provided by Section 422 of the Code and Rule 16b-3 under the Exchange Act, the Board will determine at the time of making each amendment whether or not it is necessary to submit the amendment to the stockholders for approval. The 1998 Plan became effective when adopted by the Board in February 1998 and continues until terminated by the Board; however, no option granted under the 1998 Plan shall become exercisable, and no shares shall be issued, unless and until the 1998 Plan has been approved by the Company's stockholders. In no event will the 1998 Plan terminate later than February 3, 2008.

FEDERAL INCOME TAX CONSEQUENCES

     Incentive Stock Options under the 1998 Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code. There are generally no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. If an optionee holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option is granted and more than one year from the date on which the shares are transferred to the optionee upon exercise of an option, any gain or loss on a disposition of such stock will be long term capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods, at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of the excess of the stock's fair market value on the date of exercise over the exercise price, or (ii) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss upon the disqualifying disposition will be a capital gain or loss which will be long term or short term depending on whether the stock was held for more than one year. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

     To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the company will be entitled, subject to certain requirements, to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

     Nonstatutory stock options granted under the 1998 Plan generally have the following federal income tax consequences:

     There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to certain requirements, the Company will be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long or short term depending on whether the stock was held for more than one year. Slightly different rules apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of February 28, 1998, certain information with respect to each person known by the Company to be a beneficial owner, as defined in Rule 13d-3 ("Rule 13d-3") promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "1934 Act"), of more than 5% of the outstanding Common Stock of the Company.

                                                                     PERCENTAGE OF
              NAME AND ADDRESS                  NUMBER OF SHARES      OUTSTANDING
             OF BENEFICIAL OWNER               BENEFICIALLY OWNED   COMMON STOCK(1)
             -------------------               ------------------   ----------------
Equitable Companies Incorporated
  1290 Avenue of the Americas
  New York, NY 10104(2)......................      1,912,720              8.5%
Medtronic, Inc.
  7000 Central Avenue N.E.
  Minneapolis, MN 55432(3)...................      1,851,711              8.3%
Warner -- Lambert Company
  201 Tabor Road
  Morris Plains, NJ 07950....................      1,492,890              6.7%
Travelers Group Inc.
  388 Greenwich Street
  New York, NY 10013(4)......................      1,354,065              6.0%
Larry N. Feinberg
  712 Fifth Avenue
  45th Floor
  New York, NY 10019.........................      1,224,729              5.5%
UBS Asset Management (New York) Inc.
  1290 Avenue of the Americas
  New York, NY 10105(5)......................      1,110,000              5.0%

---------------
(1) Percentage of beneficial ownership is calculated assuming 22,359,758 shares of common stock were outstanding on February 28, 1998. Beneficial ownership is determined in accordance with the Rules of the United States Securities and Exchange Commission ("SEC") and generally includes voting or investment power with respect to securities. Shares of common stock subject to options and warrants currently exercisable or exercisable within 60 days after February 28, 1998, are deemed outstanding for computing percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2) Pursuant to a Schedule 13G dated and filed with the SEC on February 13, 1998, these shares are held indirectly by Equitable Companies Incorporated ("Equitable"), Mutuelles AXA, and AXA-UAP; and directly by various entities controlled by Equitable, including AXA Sun Life & Provincial Holdings (UK) ("AXA Sun Life"), Alliance Capital Management L.P. ("Alliance") and Donaldson, Lufkin, and Jenrette Securities Corporation ("Donaldson"), all of whom own such shares in their capacities as investment advisors, investment companies, or investment managers. AXA Sun Life reports sole investment power and voting power for 386,550 shares. Alliance reports sole investment power and sole voting power for 1,525,770 and 20,370 shares, respectively. According to the schedule 13G, shared investment power is held with respect to 400 shares and shared voting power is held with respect to 1,503,800 shares.

(3) Includes 1,179,085 shares owned by Medtronic Asset Management, Inc., a wholly owned subsidiary of Medtronic, Inc. Also, includes 669,646 shares of Common Stock issuable upon exercise of warrants exercisable within 60 days.

(4) Pursuant to a 13G dated and filed with the SEC on February 6, 1998, Travelers Group Inc., and Salomon Smith Barney Holdings Inc., each reports shared investment and voting power. Salomon Smith Barney Holdings Inc., is a wholly owned subsidiary of Travelers Group Inc.

(5) Pursuant to a 13G dated and filed with the SEC on February 17, 1998, UBS Asset Management Inc. reports sole investment power and UBS (Lux) Equity Invest reports sole voting power.

                             SECURITY OWNERSHIP OF
               DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     The following table sets forth certain information concerning the ownership of each director and each executive officer, including their beneficial ownership as defined in Rule 13d-3, of shares of Common Stock and beneficial ownership of Common Stock by all officers and directors as a group. All such ownership is as of February 28, 1998. Included in share ownership are shares that may be acquired upon the exercise of options that are currently exercisable or become exercisable on or before April 30, 1998 ("Exercisable Options").

                                              DIRECTOR/                              SHARES        PERCENT
                                               OFFICER                            BENEFICIALLY   BENEFICIALLY
                 NAME                   AGE     SINCE          POSITION(S)           OWNED        OWNED(11)
                 ----                   ---   ---------        -----------        ------------   ------------
David L. Anderson(1)..................  54     1987       Director                   262,836         1.0%
Thomas L. Barton(2)...................  55     1983       Director, General
                                                          Counsel and Secretary      134,443           *
Gerard N. Burrow, M.D.(3).............  65     1996       Director                    14,554           *
John F. Chappell(4)...................  61     1992       Director                   112,887           *
Roberto Crea, Ph.D.(5)................  49     1994       Director, S.V.P. of
                                                          Research & Technology
                                                          Development                736,987         3.3%
Raymond C. Egan(6)....................  55     1996       Director                    16,804           *
John W. Glynn, Jr.(7).................  57     1989       Director                    45,713           *
Paul Goddard, Ph.D.(8)................  48     1991       Director, Chairman,
                                                          President & CEO            518,032         2.3%
Howard E. Greene, Jr.(7)..............  55     1986       Director                    49,130           *
Robert R. Luther, M.D.(9).............  48     1992       Director, Executive
                                                          V.P. of Development        205,576           *
John W. Varian........................  38     1997       V.P. Finance & CFO              --           *
Paul L. Wood, Ph.D. ..................  49     1998       V.P. Research/
                                                          Pre-clinical
                                                          Development                     --           *
Philip J. Young(10)...................  40     1996       V.P. Sales and
                                                          Marketing                   44,269           *
All Directors and executive officers
  as a group (12 persons).............                                             2,133,385         9.5%

---------------
* Less than one percent

 (1) Includes 48,134 shares held of record by Sutter Hill Ventures and 37,609 shares held by Anvest LP. Mr. Anderson is the Managing Director of the general partner of Sutter Hill and a general partner of Anvest LP. Mr. Anderson disclaims beneficial ownership of the shares held by the two partnerships, except as to his proportionate interest therein. Does not include 164,221 shares held by Sutter Hill in which Mr. Anderson has no beneficial or pecuniary interest and over which he exercises no investment or voting power. Includes 8,443 shares that may be acquired upon the exercise of Exercisable Options.

 (2) Includes 16,443 shares that may be acquired upon the exercise of Exercisable Options.

 (3) Includes 14,554 shares that may be acquired upon the exercise of Exercisable Options.

 (4) Includes 17,095 shares that may be acquired upon the exercise of Exercisable Options, 38,600 shares held by Plexus, and 14,583 shares that may be acquired upon the exercise of Exercisable Options held by Plexus, of which Mr. Chappell is the sole shareholder.

 (5) Includes 117,915 shares that may be acquired upon the exercise of Exercisable Options.

 (6) Includes 15,804 shares that may be acquired upon the exercise of Exercisable Options.

 (7) Includes 14,609 shares that may be acquired upon the exercise of Exercisable Options.

 (8) Includes 509,712 shares that may be acquired upon the exercise of Exercisable Options.

 (9) Includes 161,042 shares that may be acquired upon the exercise of Exercisable Options.

(10) Includes 44,269 shares that may be acquired upon the exercise of Exercisable Options.

(11) Percentage of beneficial ownership is calculated assuming 22,359,758 shares of common stock were outstanding on February 28, 1998.
---------------

     Roberto Crea resigned from the Company as a Director and Vice President of Research and Technology Development on March 17, 1998, positions he had held since July 1994. Prior to joining the Company, he was the Chairman and Chief Executive Officer of Creagen, Inc., from its founding in 1991 until its acquisition by the Company in July 1994. Prior to Creagen, Dr. Crea was a founder and director of Creative BioMolecules, Inc. From 1978 to 1982, Dr. Crea was with Genentech, Inc. as Director of DNA Chemistry. He received a Ph.D. in Chemistry from the University of Pavia, Italy.

     John W. Varian has been the Company's Vice President and Chief Financial Officer since June 1997. Prior to joining the Company, Mr. Varian served as Vice President, Finance and Chief Financial Officer of Anergen, Inc., a biotechnology company, from 1991 to 1997. Mr. Varian also served as a Senior Manager with Ernst & Young LLP. Mr. Varian is a certified public accountant and received his Bachelors Degree in Business Administration from Western Michigan University.

     Bradford M. Wait resigned his position as a Vice President of the Company on January 30, 1998. During the first half of 1997 and from January 1992 until July 1996 he served as the Company's Vice President of Finance and Administration and Chief Financial Officer. Prior to joining the Company, Mr. Wait served in 1990 and 1991 as Vice President -- Finance and Chief Financial Officer of PIXAR, a software company. Mr. Wait also served in various senior executive capacities at Siltec Corporation, a silicon wafer manufacturer, from 1983 to 1989. Mr. Wait is a certified public accountant and received his B.S. in Business Administration from the University of California, Berkeley.

     Paul L. Wood has been the Company's Vice President of Research/Preclinical Development since March 9, 1998. Prior to joining the Company, Dr. Wood served as Vice President of Preclinical Development for CoCensys, Inc., a biotechnology company, from August 1993 until March 1998. Dr. Wood is a pharmacologist who obtained his B.S. in biology/biochemistry from Trent University and his Ph.D. in pharmacology from Queen's University.

     Philip J. Young has been the Company's Vice President of Sales and Marketing since November 1996. Prior to joining the Company, Mr. Young was employed by Pharmacia, Inc., Peptide Hormones Division, in various positions, most recently as Director of Sales and Marketing. Mr. Young also served as Director of Marketing at Gilead Sciences, Inc., from May 1994 until November 1995. Mr. Young received his B.S. in Sociology from James Madison University.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the calendar year ended December 31, 1997, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with except that Mr. Young filed his initial report on Form 3 late. The April Form 4 report for Mr. Chappell was filed on time, but was later amended to include information regarding one transaction. The Form 4 report for Mr. Barton was filed on time, but was later amended to include information regarding one transaction.

                              CERTAIN TRANSACTIONS

     On November 13, 1995, Warner-Lambert Company purchased $1,500,000 of the Company's common stock at $4.50 per share and on March 29, 1996, Warner-Lambert purchased $1,500,000 of common stock at $19.93 per share. In connection with a former agreement, Warner-Lambert also paid Neurex $1,500,000 on October 1, 1995, $500,000 on January 1, 1996, $250,000 on April 1, 1996, and $250,000 on July 1,
1996, in lieu of milestone payments, subject to repayment by Neurex by offsetting such amounts against future royalties, if any.

     A note receivable from Roberto Crea, a former director and Senior Vice President of Research and Technology Development, totaling $123,000 at December 31, 1996, bearing interest at 8.75% per annum was paid in full (including accrued interest of $7,000) on the maturity date of August 8, 1997. The note had been secured by 100,000 shares of Neurex common stock held in escrow and a deed of trust on Dr. Crea's home in San Mateo, California.

     Promissory note receivables in the amounts of $35,000 and $75,000 from Philip Young, Vice President of Sales and Marketing, were issued during 1997 bearing interest at 5.81% per annum, and secured by certain securities and real property located in San Mateo, California. The first note totaling $75,000 will be forgiven as compensation expense to the officer at a rate of 33% per year as long as the officer is employed by the Company. The second note totaling $35,000 is due in full on February 28, 2000, or immediately if the officer's employment is terminated for any reason whatsoever.

     On January 1, 1995, the Company entered into a Consultant Agreement with Plexus Ventures, Inc. ("Plexus"), a Pennsylvania corporation wholly-owned by John Chapell, a director of the Company. This agreement was terminated by the Company upon the successful contract negotiations with Beaufour Ipsen of France for CORLOPAM(R) for which Plexus assisted. Plexus remains entitled to certain success fees payable in cash and stock, based upon the total value of certain future transactions with Beaufour Ipsen.

     On July 18, 1996, the Company entered into a Business Development Agreement with Plexus to assist the Company in the development, registration and commercialization of Neurex products in certain Asian countries. Under the terms of the agreement, Plexus received options to purchase 25,000 shares of common stock and will receive monthly retainer fees and is entitled to certain success fees based upon the total value of any transactions entered into by the Company with the assistance of Plexus. The original term of the agreement was 12 months, but it may be terminated earlier by the Company upon 60 days notice. In July 1997, the parties extended the agreement for an additional 12 month term. The fees paid by the Company to Plexus did not exceed 5% of the gross revenues in the last fiscal years.

     Thomas L. Barton, a director, Secretary and General Counsel of the Company, was a member of the law firm of Holtzmann, Wise & Shepard LLP which provided legal services to the Company from the Company's inception through July 1995. Mr. Barton is currently a member of the law firm of Wise & Shepard LLP which provides legal services to the Company. The fees paid by the Company did not exceed five percent of the gross revenues of either Holtzmann, Wise & Shepard LLP or Wise & Shepard LLP in 1995 and 1997. In 1996 Wise & Shepard LLP was paid $374,000 by the Company.

     The Company believes that the foregoing transactions were in its best interests. All of the foregoing transactions were approved by a majority of the independent and disinterested members of the Board of Directors, were on terms no less favorable to the Company than could be obtained from unaffiliated third parties and were in conjunction with bona fide business purposes of the Company. As a matter of policy, all future transactions between the Company and any of its officers, directors or principal stockholders will be approved by a majority of the independent and disinterested members of the Board of Directors, will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and will be in connection with bona fide business purposes of the Company.

     There is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being sought nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agents.

                             EMPLOYEE BENEFIT PLANS

     The following is a brief summary of plans in effect during the calendar year ended December 31, 1997, under which officers, directors, employees and consultants of the Company received benefits. The closing price of the Company's Common Stock reported on the NASDAQ National Market on the Record Date was $19.1875 per share.

401(K)

     In July of 1988, the Company adopted a tax-qualified employee savings and retirement plan (the "401(k) Plan"), which generally covers all of the Company's full-time employees who have attained age 21. Pursuant to the 401(k) Plan, employees may elect to defer up to 10% of their current compensation (subject to certain statutorily prescribed limits, including an annual limit of $9,500 in
1997). These deferred amounts are contributed to the 401(k) Plan. The 401(k) Plan permits, but does not require, additional matching and Company contributions on behalf of participants. Since the Plan's inception, the Company has not elected to contribute to each participant's contribution. The 401(k) Plan is intended to qualify under Sections 401(k) and 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Contributions to such a qualified plan are deductible to the Company when made and neither the contributions nor the income earned on those contributions is taxable to participants until withdrawn. All 401(k) Plan contributions are credited to separate accounts maintained in trust by two individual trustees. Contributions are invested, at the participant's direction, in one or more of the investment funds available under the 401(k) Plan. All account balances are adjusted at least annually to reflect the investment earnings and losses of the trust fund. Each participant is fully vested in his or her salary deferral accounts under the 401(k) Plan. Distributions may be made from a participant's account pursuant to the 401(k) Plan's hardship withdrawal provisions as well as upon a participant's termination of employment, disability or attainment of age 59 1/2. Distributions will be in the form of a lump sum, installment payments or an annuity, in the participant's discretion. Federal tax laws limit the amount that may be added to a participant's accounts for any one year under a qualified plan such as the 401(k) Plan to the lesser of (i) $30,000 or (ii) 25% of the participant's compensation (net of salary deferral contributions) for the year.

1992 STOCK PURCHASE PLAN

     In December 1992, the Company adopted the 1992 Employee Stock Purchase Plan (the "1992 Purchase Plan"), which is intended to qualify under Section 423 of the Code. Any employee who works more than twenty (20) hours per week, has worked for the company for at least two (2) years, and who owns less than 5% of the outstanding shares of the capital stock of the Company may participate in the 1992 Purchase Plan. To purchase shares under the 1992 Purchase Plan, participating employees may elect to pay cash or to have periodic payroll deductions. Each offering periods runs 24 to 27 months and is divided into four consecutive purchase periods of six months, allowing eligible employees to join the 1992 Purchase Plan and participating employees to purchase shares. The price at which stock is purchased under the 1992 Purchase Plan is equal to 85% of the fair market value of the Common Stock on the first day of the applicable offering period or the last day of the applicable purchase period, whichever is lower.

     A total of 153,846 shares of Common Stock are reserved for issuance under the 1992 Purchase Plan. As of December 31, 1997, a total of 117,802 shares of Common Stock have been issued to employees and 36,044 shares remain available for future issuance under the 1992 Purchase Plan. As of February 28, 1998, participants in the 1992 Purchase Plan have the right to purchase 4,714 shares of Common Stock. The Board intends to terminate the Company's 1992 Stock Purchase Plan no later than the end of the current offering period, April 30, 1998.

     The following table sets forth as to the executive officers named in the table under "Executive Compensation" who purchased shares pursuant to the 1992 Purchase Plan, all current executive officers as a group and all other employees as a group (i) the number of shares of the Company's Common Stock purchased under the 1992 Purchase Plan during the period from its inception until December 31, 1997; (ii) the aggregate purchase price thereof and (iii) the fair value of stock purchased through December 31, 1997, under the 1992 Purchase Plan:

                          1992 PURCHASE PLAN EXERCISED

                                                   NUMBER       AGGREGATE          FAIR VALUE
                  NAME                     YEAR   OF SHARES   PURCHASE PRICE   OF STOCK PURCHASED
                  ----                     ----   ---------   --------------   ------------------
Paul Goddard, Ph.D. .....................  1997     1,400        $ 13,090          $   15,400
                                           1996     6,920          24,999             160,890
Robert R. Luther, M.D. ..................  1997     1,400          13,090              15,400
                                           1996     6,920          24,999             160,890
Bradford M. Wait.........................  1997        --              --                  --
                                           1996     6,920          24,999             160,890
All current executive officers as a
  group(5)...............................  1997     2,800          26,180              30,800
                                           1996    20,760          74,996             482,670
All current employees
  (who are not also executive
  officers)..............................  1997    20,749         198,655             234,451
  as a group (136)                         1996    58,555         234,817           1,363,647

1997 EMPLOYEE STOCK PURCHASE PLAN

     In May 1997, the shareholders of the Company adopted the 1997 Employee Stock Purchase Plan (the "1997 Purchase Plan"), which is intended to qualify under Section 423 of the Code. A total of 400,000 shares of Common Stock are reserved for issuance under the 1997 Purchase Plan. Under the 1997 Purchase Plan, participating employees elect to withhold a specified percentage of each salary payment over certain offering periods (the "Offering Period"). The Board has set the length of the Offering Periods at six (6) months. The first day of each Offering Period is the "Offering Date" for the Offering Period and the last day of each Offering Period is the "Purchase Date" for the Offering Period. The Board will have the authority to change the duration of future Offering Periods if the change is announced prior to the Offering Date of the first Offering Period to be affected.

     Any employee who works more than twenty (20) hours per week, has worked for the company for at least six (6) months prior to an Offering Period, and who owns less than 5% of the outstanding shares of capital stock of the Company may participate in the 1997 Purchase Plan. Participants will participate in the Purchase Plan during each pay period through payroll deductions. A Participant will make contributions to the 1997 Purchase Plan at a rate equal to not less than 1%, up to a maximum of 10% (or such lower limit as set by the Committee) of his or her base earnings of each pay period from the Company. Notwithstanding the level of payroll deductions, no Participant will be permitted to purchase shares under the 1997 Purchase Plan at a rate which, when aggregated with any other purchases under other Company stock purchase plans, (i) exceeds 10% of such employee's gross compensation; or (ii) exceeds $25,000 of fair market value of common stock (determined as of the first trading day in an Offering Period) in any year.

     Enrollment in the 1997 Purchase Plan with respect to an Offering Period will constitute a grant, as of the Offering Date, of an option to purchase shares at a purchase price equal to 85% of the lesser of (i) the fair market value of the shares on the Offering Date or (ii) the fair market value of the shares on the Purchase Date. The fair market value of a share of the Company's Common Stock will be the last reported sale price of the Company's Common Stock on the NASDAQ National Market System on the Offering Date or Purchase Date. The number of whole shares a Participant will be able to purchase in any Offering Period will be determined by dividing the total payroll amount withheld from the Participant during the Offering Period by the purchase price per share determined as described above.

     The following table sets forth as to the executive officers named in the table under "Executive Compensation" who purchased shares pursuant to the 1997 Purchase Plan, all current executive officers as a group and all other employees as a group (i) the number of shares of the Company's Common Stock purchased under the 1997 Purchase Plan during the period from its inception until December 31, 1997; (ii) the aggregate purchase price thereof and (iii) the fair value of stock purchased through December 31, 1997, under the 1997 Purchase Plan:

                          1997 PURCHASE PLAN EXERCISED

                                                  NUMBER       AGGREGATE          FAIR VALUE
                     NAME                        OF SHARES   PURCHASE PRICE   OF STOCK PURCHASED
                     ----                        ---------   --------------   ------------------
Paul Goddard, Ph.D. ...........................       --              --                 --
Robert R. Luther, M.D. ........................    1,053        $ 12,083           $ 14,216
Roberto Crea, Ph.D. ...........................      822           9,432             11,097
All current executive officers as a group(5)...    1,875          21,516             25,313
All current employees..........................    9,462         108,576            127,737
  (who are not also executive officers) as a
  group (136)

1988 EMPLOYEE, CONSULTANT, AND DIRECTOR STOCK OPTION PLAN

     In April 1988, the Company's Board of Directors adopted and the stockholders of the Company approved the Company's 1988 Employee and Consultant Stock Option Plan, as amended (the "1988 Option Plan"). A total of 4,311,111 shares of the Company's Common Stock has been reserved for issuance under the Company's 1988 Option Plan. The 1988 Option Plan expires by its own terms on April 20, 1998. As of December 31, 1997, options to purchase 3,161,422 shares were outstanding at a weighted average exercise price of $9.1265 per share and 168,301 options had been exercised. As of February 28, 1998, the Company had 141 current employees and 7 outside directors, all of whom were eligible to participate in the 1988 Option Plan.

     The 1988 Option Plan provides for the grant to employees of "incentive stock options" within the meaning of section 422 of the Code and nonstatutory stock options to employees, consultant and directors of the Company. The 1988 Option Plan permits the Company to grant nonstatutory stock options to purchase shares of Common Stock of the Company to non-employee directors ("Outside Directors") of the Company. At the present tine, as a matter of policy, outside Directors newly elected or appointed to the Company's Board of Directors after March 30, 1995, are granted options to purchase 12,000 shares of the Company's Common Stock upon election and all Outside Directors are granted options to purchase an additional 8,000 shares of the Company's Common Stock on March 30th of each year for so long as they serve as directors of the Company. The exercise price of all such options is the closing price of the Company's Common Stock on the grant date and such grants shall vest monthly over a three (3) year period.

     The administration of 1988 Option Plan has been delegated by the Board to the Compensation Committee. Subject to the limitations set forth in the 1988 Option Plan, the Compensation Committee has the authority to select the persons to whom grants are to be made, to designate the number of shares to be covered by each option, to establish vesting schedules, to determine whether an option is to be an incentive stock option or a nonstatutory stock option and to specify other terms of the options. Options granted to employees typically vest at the rate of 1/4th of the shares after one (1) year and an additional 1/48th of the shares per month for three (3) years thereafter.

     The exercise price of nonstatutory stock options granted under the 1988 Option Plan must equal at least 85% and the exercise price of incentive stock options must equal at least 100% of the fair market value of the Common Stock on the date of grant. The exercise price of options granted to any person who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock must be at least 100% of the fair market value of such stock on the date of grant in the case of a nonstatutory stock option and 110% in the case of an incentive stock option, and, in the case of an incentive stock option granted to such persons, the term of these options cannot exceed five years. The maximum term of options granted under the 1988 Option Plan is ten years and two days. Options granted under the 1988 Option Plan generally are nontransferable and expire three months after the termination of an optionee's employment or directorship relationship with the Company. In general, if an optionee is permanently disabled or dies during his or her employment by, or service to, the Company, such person's options may be exercised up to one year following such disability or death.

     As of February 28, 1998, options (net of canceled or expired options) covering an aggregate of 3,701,890 shares, had been granted under the 1988 Option Plan since its inception and 609,221 shares were available for future grants under the 1988 Option Plan. The following table presents, as of February 28, 1998, the total number of options that have been granted under the 1988 Option Plan to (i) each executive officer of the Company, (ii) all executive officers as a group, (iii) all directors (who are not also officers) as a group, and (iv) all employees (who are not also officers or directors) as a group. Please see "Executive Compensation" for information with respect to grant of options to the executive officers.

                 STOCK OPTIONS GRANTED AS OF FEBRUARY 28, 1998

                  NAME AND POSITION                       NO. OF SHARES
                  -----------------                       -------------
Paul Goddard, Ph.D., Chairman, President and Chief
  Executive Officer...................................        816,241
Robert R. Luther, M.D., Executive Vice President of
  Development.........................................        358,206
Roberto Crea, Ph.D., Senior Vice President of Research
  and Technology Development..........................        170,000
John W. Varian, Vice President of Finance and
  Administration and Chief Financial Officer..........        115,000
Philip J. Young, Vice President of Sales and
  Marketing...........................................        175,000
All current executive officers as a group (5).........      1,634,447
All current directors (who are not also executive
  officers) as a group (7)............................        196,095
All current employees (who are not also executive
  officers or directors) as a group (136).............      1,871,348

                             EXECUTIVE COMPENSATION

     The following tables set forth the total compensation paid by the Company to the Chief Executive Officer and its executive officers who had the highest combination of salary and bonuses for services rendered in all capacities for the calendar years ended December 31, 1997, and 1996; the three months ended December 31, 1995 (1995.25); and the fiscal year ended September 30, 1995.

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                                                       COMPENSATION
                                                    ANNUAL             ------------
                                                 COMPENSATION                             ALL OTHER
                                             --------------------        OPTIONS/        COMPENSATION
   NAME AND PRINCIPAL POSITION     YEAR(1)   SALARY($)   BONUS($)        SARS(#)             ($)
   ---------------------------     -------   ---------   --------      ------------      ------------
Paul Goddard, Ph.D. .............  1997      $323,771    $100,000(4)     100,000                  --
  Chairman, President and Chief    1996       298,639     125,000             --                  --
  Executive Officer                1995.25     72,750          --             --                  --
                                   1995       277,814      56,000(5)     502,565(6)               --
Robert R. Luther, M.D. ..........  1997       238,238      44,262(4)      30,000                  --
  Executive V.P. of Development    1996       225,775      66,000             --                  --
                                   1995.25     55,000          --        242,735(7)               --
                                   1995       212,060      34,000(5)     150,000           11,000(10)
Roberto Crea, Ph.D. .............  1997       198,000          --             --                  --
  S.V.P. of Research &             1996       197,040      20,000             --                  --
  Technology Development           1995.25     48,000          --             --                  --
                                   1995       188,500      15,000(5)     170,000(8)               --
Bradford M. Wait.................  1997       171,628      17,267(4)      15,000                  --
  V.P. of Finance and              1996       129,632      33,000             --                  --
  Administration & Chief           1995.25     32,000          --             --                  --
  Financial Officer                1995       124,638      15,000(5)      42,693(9)               --
John W. Varian(2)................  1997        75,795      15,159(4)     115,000                  --
  V.P. & Chief Financial Officer
Philip J. Young(3)...............  1997       203,750      59,270(4)      50,000          124,184(11)
  V.P. of Sales and Marketing      1996        33,333          --        125,000            7,117(11)

---------------
 (1) In 1996, the Company changed its year end from a fiscal year ending September 30 to a calendar year ending December 31. The period 1995.25 reflects the stub period October 1, 1995, through December 31, 1995.

 (2) Mr. Varian joined the company on June 17, 1997. Accordingly, the Summary Compensation information includes only that compensation earned by Mr. Varian from July 1, 1997, through December 31, 1997. Mr. Varian's compensation in 1997 was at an annual rate of $160,000.

 (3) Mr. Young joined the Company on November 1, 1996. Accordingly, the Summary Compensation information includes only that compensation earned by Mr. Young from November 1, 1996, through December 31, 1997.

 (4) Includes amounts earned in 1997 and paid in 1998.

 (5) Includes amounts earned in 1994 and paid in 1995.

 (6) Includes repriced options to purchase 402,565 shares of Common Stock.

 (7) Includes repriced options to purchase 192,735 shares of Common Stock.

 (8) Includes repriced options to purchase 150,000 shares of Common Stock.

 (9) Includes repriced options to purchase 27,693 shares of Common Stock.

(10) Represents cost of living allowance for $11,000 as part of his employment agreement.

(11) Represents relocation expense of $7,117 in 1996 and $124,184 in 1997 associated with his employment arrangement with the Company.

                OPTION GRANTS TO OFFICERS IN 1997 CALENDAR YEAR

                                                NUMBER                                                 POTENTIAL REALIZABLE
                                                  OF         % OF TOTAL      EXERCISE                 VALUE AT ASSUMED ANNUAL
                                              SECURITIES       OPTIONS          OR                     RATES OF STOCK PRICE
                                              UNDERLYING     GRANTED TO        BASE                      APPRECIATION FOR
                                               OPTIONS        EMPLOYEES       PRICE                       OPTION TERM(4)
                                               GRANTED       IN CALENDAR      ($/PER      EXP.     -----------------------------
                    NAME                        (#)(1)         YEAR(2)        SHARE)    DATE(3)    0%($)    5%($)       10%($)
                    ----                      ----------   ---------------   --------   --------   -----   --------   ----------
Paul Goddard................................   100,000           8.5%         $14.75    12/11/07     0     $927,620   $2,430,457
Robert R. Luther............................    30,000           2.5           14.75    12/11/07     0      278,286      705,231
John W. Varian..............................   100,000           8.5           14.75    06/17/07     0      959,064    2,430,457
                                                15,000           1.3           15.25    12/11/07     0      139,143      352,616
Philip J. Young.............................    50,000           4.2           14.75    12/11/07     0      463,810    1,175,385
Bradford M. Wait............................    15,000           1.3           14.75    12/11/07     0      139,143      352,616

---------------
(1) Twenty-five percent of the shares vest one year following the date of option grant and the remainder vest in equal monthly amounts over the next three years.

(2) Total options granted were 1,177,768.

(3) To the extent that any incentive stock options are deemed to be non-qualified options, the non-qualified options shall have a term of 10 years and 2 days, subject to earlier termination in certain events.

(4) The 5% and 10% assumed rates of appreciation (over the deemed fair market value at the grant date) are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future price of the Company's Common Stock.

                AGGREGATED OPTION EXERCISES IN CALENDAR YEAR AND
                        CALENDAR YEAR-END OPTION VALUES

                                                                   NUMBER OF
                                                                   SECURITIES              VALUE OF
                                       OPTIONS EXERCISED           UNDERLYING            IN-THE-MONEY
                                      --------------------          OPTIONS               OPTIONS($)
                                      NUMBER OF    VALUE        EXERCISABLE(E)/         EXERCISABLE(E)/
            NAME                       SHARES     REALIZED      UNEXERCISABLE(U)      UNEXERCISABLE(U)(1)
            ----                      ---------   --------    --------------------    -------------------
Paul Goddard                   1997        --           --       467,830  (E)           $5,763,560  (E)
                                                                 288,411  (U)           2,147,616  (U)
Robert R. Luther               1997    30,000     $430,925       140,814  (E)           1,650,870  (E)
                                                                 121,178  (U)           1,036,721  (U)
Roberto Crea                   1997        --           --       107,707  (E)           1,281,499  (E)
                                                                  62,293  (U)             731,001  (U)
Bradford M. Wait               1997                               65,625  (E)             770,574  (E)
                                                                  15,000  (U)                  --  (U)
John Varian                    1997        --           --            --  (E)                  --  (E)
                                                                 115,000  (U)                  --  (U)
Philip J. Young                1997        --           --        33,852  (E)                  --  (E)
                                                                 141,148  (U)                  --  (U)

---------------
(1) Calculated on the basis of the closing price of $13.875 on December 31, 1997, less the exercise price.

                           TEN-YEAR OPTION REPRICING

                                                       MARKET
                                       NUMBER OF        PRICE      EXERCISE                   LENGTH OF
                                       SECURITIES    OF STOCK AT   PRICE AT                ORIGINAL OPTION
                                       UNDERLYING      TIME OF      TIME OF                TERM REMAINING
                                      OPTIONS/SARS    REPRICING    REPRICING     NEW         AT DATE OF
                                      REPRICED OR        OR           OR       EXERCISE     REPRICING OR
           NAME              DATE       AMENDED       AMENDMENT    AMENDMENT    PRICE         AMENDMENT
           ----             -------   ------------   -----------   ---------   --------   -----------------
Paul Goddard..............  5/12/95     102,565         $1.625      $5.580      $1.625    6 years 7 months
                                        300,000          1.625       4.000       1.625    7 years 9 months
Robert R. Luther..........  5/12/95      42,735          1.625       5.580       1.625    6 years 7 months
                                        150,000          1.625       4.000       1.625    7 years 9 months
Roberto Crea..............  5/12/95     150,000          1.625       3.500       1.625    8 years 4 months
Bradford M. Wait..........  5/12/95       7,693          1.625       5.580       1.625    6 years 7 months
                                         20,000          1.625       4.000       1.625    8 years 1 month

EMPLOYMENT AGREEMENTS

     In January 1991, the Company entered into an employment agreement with Dr. Goddard pursuant to which he presently receives a salary at the rate of $331,300 per year. Pursuant to his original employment agreement, Dr. Goddard received an option to purchase 213,676 shares of Common Stock at an exercise price of $0.585 per share which vested over five years. The agreement provides that Dr. Goddard's employment may be terminated by either party upon 90 days notice. In March 1992, the Board of Directors of the Company amended Dr. Goddard's agreement to reflect, at the discretion of the Board of Directors, a bonus of up to 20% of his salary based upon performance. In October 1995, the Board of Directors amended Dr. Goddard's agreement to remove the 20% limitation on any bonus awarded to Dr. Goddard. Dr. Goddard has signed a confidentiality agreement with the Company.

     In February 1992, the Company entered into an employment agreement with Dr. Luther pursuant to which he presently receives a salary at the rate of $241,750 per year, plus the right to receive an annual bonus of up to 20% of salary based upon performance. Pursuant to this agreement, Dr. Luther received an option to purchase 85,471 shares of Common Stock under the Option Plan at an exercise price of $6.44 per share which vests over five years. The exercise price of this option was based upon a proposed sale of the Company's Common Stock; when the contemplated sale was postponed, the options were repriced at $1.17 per share. In October 1995, the Board of Directors amended Dr. Luther's agreement to remove the 20% limitation on any bonus awarded to Dr. Luther. Dr. Luther has signed a confidentiality agreement with the Company.

     In January 1992, the Company entered into an employment agreement with Mr. Wait. In accordance with his employment agreement, Mr. Wait resigned from the Company in January, 1998. Mr. Wait has signed a confidentiality agreement with the Company.

     In June 1994, the Company entered into an employment agreement with Dr. Crea. Dr. Crea resigned as an officer and director of the Company, effective March 17, 1998. Dr. Crea has signed a confidentiality agreement with the Company.

     In December 1995, the Company's Board of Directors approved a resolution providing that in the event of any merger, reorganization, or consolidation of the Company with or into any other entity, or the sale of all or substantially all of the Company's assets (collectively, a "Merger"), (i) 50% of all unvested stock options held by each executive officer immediately prior to the effective time of such Merger shall immediately vest, and (ii) each remaining vesting period for the remaining 50% of the unvested options held by each executive officer shall be reduced by half; provided, however, that the Company's Board of Directors may, in its sole discretion, declare this resolution null and void with respect to all executive officers, but not less than all, in any Merger if the effect of the resolution would not be in the best interests of the Company.

REMUNERATION OF NON-EMPLOYEE DIRECTORS

     The members of the Board of Directors who are not employees of the Company are not compensated for their services as Directors, other than grants of stock options of Common Stock. At the present time newly elected outside directors receive the option to purchase 12,000 shares of Common Stock upon election and options to purchase an additional 8,000 shares on March 30th of each year thereafter. All such options are granted at the closing price of the company's Common Stock on the date of grant and vest monthly over a three (3) year period. Vesting is accelerated upon merger of the Company where the Company is not the surviving entity.

              REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF
                DIRECTORS WITH RESPECT TO EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") was established on September 28, 1993. The functions of the Committee are to make recommendations to the Board concerning salaries and incentive compensation for the Company's executive officers. The Compensation Committee is composed of two independent non-employee Directors, neither of whom has any interlocking relationships as defined by the SEC.

     The Company's executive compensation program has been designed to (i) attract and retain executives capable of leading the Company to meet its business objectives and to motivate them to enhance long-term stockholder value through compensation that is comparable to the levels offered by other companies in the biotechnology industry; (ii) motivate key executive officers to achieve strategic business initiatives and reward them for their achievement; and (iii) align the interests of executives with the long-term interests of the Company's stockholders through award opportunities resulting in the ownership of the Company's Common Stock. Annual compensation for the Company's executive officers may consist of three elements: a cash salary, a cash incentive bonus and stock option grants. All salary increases reflected consideration of competitive data provided by an independent consulting firm, as well as the Committee's assessment of the performance of each executive. Stock option grants provide an incentive which focuses the executive's attention on managing the Company from the perspective of an owner with an equity stake in the business. These stock options will generally provide value to the recipient only when the price of the Company's stock increases above the option grant price.

     The Committee considered a variety of factors, both personal and corporate, in evaluating the Company's executive officers and making compensation decisions. These include the compensation paid by comparable companies to individuals in comparable positions, the individual contributions of each officer to the Company, the progress of the Company towards its long-term objectives, including, progress on product development, regulatory approval and strategic collaborations with other companies, and the executive's progress in achieving the individual goals set for that particular executive. As the Company progresses, executives' performance goals are expected to change.

     The Compensation Committee based the 1997 compensation of the Chief Executive Officer and the Company's other executive officers on the policies described above. The base salaries of the Chief Executive Officer and the Company's other executive officers generally increased in 1997 commensurate with their increased responsibilities and the growth in scope of the Company's operations. The 1997 cash bonuses paid to the executive officers, including the Chief Executive Officer, were based on the achievement of individual productivity and performance goals consistent with the Company's annual business goals during the year. In December 1997, new stock option grants were made to the executive officers, including the Chief Executive Officer. These stock option grants were made by the Committee as part of the program of making periodic stock option grants to executive officers, with the number of stock options granted to each officer during 1997 determined on the basis of such officer's contribution toward achieving the Company's strategic and product development goals, as described above.

     During 1998, it is anticipated that the Committee will conduct annual performance reviews comparing actual Company progress against detailed annual plans. Elements of such plans, including progress on product development and regulatory approval, expense control, and organizational development may be considered.

REPORT ON REPRICED OPTIONS

     On May 12, 1995, the Compensation Committee of the Board of Directors determined that it was in the best interest of the Company and the Company's stockholders to offer all employees, including executive officers, and non-employee directors, the opportunity to cancel and replace any existing options to purchase the Company's Common Stock with new grants, on a one-for-one basis, subject to a new four year vesting period and all other terms and conditions of the Stock Option Plan. Employees holding options to purchase a total of 1,059,274 shares of Common Stock elected to reprice and revest and such options were canceled and replaced pursuant to such program (the "Repriced Options"). The Repriced Options were repriced to the closing bid price of the Company's Common Stock on the NASDAQ National Market on May 12, 1995, which was $1.625.

     The Compensation Committee gathered information on recent option repricings in the biotechnology industry in determining whether, and on what terms, to make the repricing offer. The Compensation Committee, after such review, determined that the repricing offer was appropriate to incentivize and retain the Company's existing employees and executive officers. As of May 12, 1995, approximately 68% of the Company's outstanding options had an exercise price 100% or more above the current market price of the Company's Common Stock, and the Company's stock price had been below $3.00 for more than four months. Due in part to a downturn in the market for biotechnology stocks in general, there was little indication that the Company's stock price would improve significantly in the near future. In addition, recent announcements relating to the clinical status of both SNX-111 and CORLOPAM, which the Company considered to be positive, had little or no effect on the stock price. In the Committee's opinion, outstanding options with exercise prices substantially above the current market value of the stock provided little incentive for employees, including executive officers, to remain with the Company and thus jeopardized the interests of the Company and its stockholders. Option values are a particularly important factor in employee retention in that, as is typical in the biotechnology industry, if a company is successful, a significant portion of the compensation paid to such company's employees and executive officers is comprised of the value of their stock options, and the Committee felt that over the long-term, this price differential could result in damage to the morale and motivation of the Company's employees.

                           THE COMPENSATION COMMITTEE

                   David Anderson                  John Glynn

                               NEUREX CORPORATION

                           STOCK PERFORMANCE GRAPH(1)

     The following graph compares the total stockholder return of the CRSP Total Return Index for the NASDAQ stock market (U.S. Companies), and the CRSP Total Return Index for the NASDAQ Pharmaceutical Companies, and the Company, since September 22, 1993. The graph assumes that $100.00 was invested on September 22, 1993, the effective date of the Company's initial public offering of Common Stock.

                                                                                 NASDAQ
        Measurement Period                                NASDAQ (U.S.       (Pharmaceutical
      (Fiscal Year Covered)              Neurex            Companies)          Companies)
9/22/93                                  100.00              100.00              100.00
12/31/93                                  80.00              101.13               88.79
3/31/94                                   80.00               96.88              101.72
6/30/94                                   77.60               92.35              124.71
9/30/94                                   72.60              100.00              115.07
12/31/94                                  45.00               98.86               93.86
3/31/95                                   35.00              107.77              101.33
6/30/95                                   40.00              123.28              117.85
9/30/95                                  132.60              138.13              147.26
12/31/95                                 182.60              139.81              171.71
3/31/96                                  370.00              146.33              178.66
6/30/96                                  437.60              158.28              173.54
9/30/96                                  382.60              163.91              177.51
12/31/96                                 340.00              171.97              172.21
3/31/97                                  237.50              162.65              163.55
6/30/97                                  282.50              192.46              176.55
9/30/97                                  295.00              225.02              198.07
12/31/97                                 277.50              211.02              177.96

(1) These indices are calculated on a dividend reinvested basis. The Company emphasizes that the performance of the Company's stock over the period shown is not necessarily indicative of the future performance of the Company's stock.

                                 OTHER MATTERS

EXPENSES OF SOLICITATION

     The accompanying proxy is solicited by and on behalf of the Board of Directors of the Company, and the entire cost of such solicitation will be borne by the Company. In addition to the use of the mails, proxies may be solicited by directors, officers and employees of the Company, by personal interview, telephone and telegraph. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material and annual reports to the beneficial owners of stock held of record by such persons, and the Company will reimburse them for reasonable out-of-pocket and clerical expenses incurred by them in connection therewith.

FINANCIAL AND OTHER INFORMATION

     All financial information is incorporated by reference to the information contained in the Financial Statements included in the Company's Annual Report to security holders.

STOCKHOLDER PROPOSALS

     Proposals of stockholders that are intended to be presented at the Annual Meeting of stockholders to be held in 1999 must be received by the Company no later than December 31, 1998, in order to be included in the proxy statement and proxy relating to that Annual Meeting.

DISCRETIONARY AUTHORITY

     The Annual Meeting is called for the specific purposes set forth in the Notice of Meeting as discussed above, and also for the purpose of transacting such other business as may properly come before the Meeting. At the date of this Proxy Statement the only matters which management intends to present, or is informed or expects that others will present for action at the Meeting, are those matters specifically referred to in such Notice. The proxy holders will be entitled to exercise discretionary authority as to any matters which may come before the Meeting other than those specified above.

                                          By Order of the Board of Directors

                                          [SIG]

                                          Thomas L. Barton
                                          Secretary
Dated: April 6, 1998
      Menlo Park, California

                                                                      APPENDIX A

                               NEUREX CORPORATION
            1998 EMPLOYEE, CONSULTANT AND DIRECTOR STOCK OPTION PLAN
                    (AS ADOPTED EFFECTIVE FEBRUARY 3, 1998)

     1. PURPOSES OF THIS PLAN. The purposes of this 1998 Employee, Consultant and Director Stock Option Plan (this "Plan") of Neurex Corporation, a Delaware corporation (the "Company"), are as follows:

          (a) To furnish incentives to individuals chosen to receive options because they are considered capable of responding by improving operations and increasing profits;

          (b) To encourage selected employees and consultants to accept or continue employment with, or consulting to, the Company or its affiliates;

          (c) To encourage non-employee directors to accept membership on, or to continue serve as members of, the Company's Board of Directors; and

          (d) To increase the interest of selected employees and consultants and of non-employee directors in the Company's welfare through their participation in the growth in value of the Company's Common Stock ("Common Stock").

     To accomplish the foregoing objectives, this Plan provides a means whereby employees, consultants, and directors may receive options to purchase Common Stock. Options granted under this Plan will be either nonstatutory stock options (subject to federal income taxation upon exercise) or incentive stock options (generally not subject to immediate federal income taxation upon exercise) pursuant to Section 422 of the Internal Revenue Code of 1986, as amended (the "IRC").

     2. ELIGIBLE PERSONS. Every individual who at the date of grant is an employee of the Company or of any parent or subsidiary of the Company (as defined in Section 5.1(c) below) is eligible to receive incentive stock options and nonstatutory stock options to purchase Common Stock under this Plan. The term "employee" includes an officer or director who is an employee of the Company or a parent or subsidiary of it, as well as a non-officer, non-director employee of the Company or a parent or subsidiary of it. Every individual who at the date of grant is a consultant to, or a non-employee director of, the Company or of any parent or subsidiary of the Company is eligible to receive nonstatutory stock options to purchase Common Stock under this Plan, but shall not be eligible to receive incentive stock options. The term "consultant" includes individuals employed by, or otherwise affiliated with, a person providing consulting services to the Company or any parent or subsidiary of the Company.

     3. COMMON STOCK SUBJECT TO PLAN.

          (a) There shall be reserved for issue upon the exercise of options granted under this Plan One Million (1,000,000) shares of Common Stock, subject to adjustment as provided in Section 7 hereof. If an option granted under this Plan shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall again be available for the purposes of this Plan.

          (b) Notwithstanding any other provisions of this Plan, the aggregate number of shares of Common Stock subject to outstanding options granted under this Plan, plus the aggregate number of shares issued upon the exercise of all options granted under this Plan, shall never be permitted to exceed the number of shares specified in the first sentence of Section 3(a) above.

     4. ADMINISTRATION. The Plan shall be administered by the Board of Directors of the Company (the "Board"). The Board may appoint one or more Committees each consisting of not less than two members of the Board to administer the Plan on behalf of the Board (in either case the "Administrator"), subject to such terms and conditions as the Board may prescribe. Once appointed, such Committees shall continue to serve until otherwise directed by the Board. Any grants of options to persons who are subject to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") shall be made (i) by the entire Board, (ii) by a

Committee of two or more directors, each of whom is a Non-Employee Director and an Outside Director, or (iii) as otherwise permitted by both Rule 16b-3, Section 162(m) of the Code and other applicable regulations. The term "Non-Employee Director" shall have the same meaning as defined or interpreted for purposes of Rule 16b-3 (including amendments and successor provisions) as promulgated by the Securities and Exchange Commission pursuant to its authority under the Exchange Act. The term "Outside Director" shall have the same meaning as defined or interpreted for purposes of Section 162(m) of the IRC. The Board may from time to time increase the size of the Committee(s) and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, or fill vacancies however caused.

     The Administrator may delegate nondiscretionary administrative duties to such employees of the Company as it deems proper. Subject to the terms and conditions of this Plan, and except as otherwise set forth herein, the Administrator shall have the sole authority, in its discretion:

          (a) to determine to which of the eligible individuals, and the time or times at which, options to purchase Common Stock of the Company shall be granted;

          (b) to determine the number of shares of Common Stock to be subject to options granted to each eligible individual;

          (c) to determine the price to be paid for the shares of Common Stock upon the exercise of each option;

          (d) to determine the term and the exercise schedule of each option;

          (e) to determine the terms and conditions of each stock option agreement (which need not be identical) entered into between the Company and any eligible individual to whom the Administrator has granted an option;

          (f) to interpret this Plan;

          (g) to accelerate the exercise date or schedule with respect to any option granted under this Plan or, with the consent of the holder thereof, to modify or amend any such option; and

          (h) to make all determinations deemed necessary or advisable for the administration of this Plan.

     5. TERMS OF OPTIONS. Each option granted under this Plan shall be evidenced by a stock option agreement between the individual to whom the option is granted (the "optionee") and the Company. Each such agreement shall designate the option thereby granted as an incentive stock option, or a nonstatutory stock option or in part an incentive stock option, and in part a nonstatutory stock option. Each such agreement shall be subject to the terms and conditions set forth in Section 5.1, and to such other terms and conditions not inconsistent therewith as the Administrator may deem appropriate in each case. In addition, incentive stock options shall be subject to the terms and conditions set forth in Section 5.2.

     5.1 TERMS AND CONDITIONS TO WHICH ALL OPTIONS ARE SUBJECT. All options granted under this Plan shall be subject to the following terms and conditions:

          (a) Term of Options. The period or periods within which an option may be exercised shall be determined by the Administrator at the time the option is granted, and such period or periods may be amended subsequently only by written mutual agreement of the Company (at the direction of the Administrator) and the optionee. In no event shall such period extend beyond ten (10) years from the date the option is granted in the case of an incentive stock option or ten (10) years and one (1) week from the date the option is granted in the case of a nonstatutory stock option.

          (b) Exercise Price. The price to be paid for each share of Common Stock upon the exercise of an option shall be determined by the Administrator at the time the option is granted, but shall in no event be less than eighty-five percent (85%) in the case of a nonstatutory stock option, and one hundred percent (100%) in the case of an incentive stock option, of the fair market value of a share of Common Stock on the date the option is granted. For all purposes of this Plan, the fair market value of the Common Stock on any particular date shall be the closing price on the trading day next preceding that date on the principal securities exchange on which the Company's Common Stock is listed, or, if such Common Stock is not then listed on any securities exchange, then the fair market value of the Common Stock on such date shall be the closing price as reported by the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") on the trading day next preceding such date. In the event that the Company's Common Stock is neither listed on a securities exchange nor quoted by NASDAQ, then the Administrator shall determine the fair market value of the Company's Common Stock on such date.

     Notwithstanding the above provisions of this Section 5.1(b), the exercise price of all options granted to the Company's non-employee directors will be 100% of the fair market value of the Common Stock determined as above.

          (c) More than Ten Percent Shareholders. No option shall be granted to any individual who, at the time such option would be granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of outstanding capital stock of the Company, or of any parent corporation or subsidiary corporation of the Company, unless the exercise price (as provided in Section 5.1(b) hereof) is, in the case of a nonstatutory stock option, not less than one hundred percent (100%) and in the case of an incentive stock option, not less than one hundred ten percent (110%) of the fair market value of the Common Stock on the date the option is granted, and in the case of an incentive stock option the period within which the option may be exercised (as provided in Section 5.1(a) hereof) does not exceed five (5) years from the date the option is granted. For purposes of this Section 5.1(c) in determining stock ownership, an optionee shall be considered as owning the voting capital stock owned, directly or indirectly, by or for his brothers and sisters, spouse, ancestors and lineal descendants. Voting capital stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be considered as being owned proportionately by or for its shareholders, partners or beneficiaries, as applicable. An optionee shall not be considered as owning the shares of Common Stock issuable upon exercise of any option which such optionee holds. Additionally, for purposes of this
     Section 5.1(c), outstanding capital stock shall include all capital stock actually issued and outstanding immediately after the grant of the option to the optionee. Outstanding capital stock shall not include capital stock authorized for issue under outstanding options held by the optionee or by any other person. As used in this Plan, the terms "parent corporation" and "subsidiary corporation" shall have the meanings set forth in IRC Sections 424(e) and (f), respectively.

          (d) Method of Payment for Common Stock. The exercise price for each share of Common Stock purchased under an option shall be paid in full in cash at the time of purchase.

          (e) Nontransferability. All options shall be nontransferable, except by will or the laws of descent and distribution, and shall be exercisable during the lifetime of the optionee only by the optionee.

          (f) Withholding and Employment Taxes. At the time of exercise of an option, the optionee shall remit to the Company in cash the amount of any and all applicable federal and state withholding and employment taxes.

          (g) Death. Upon the death of an employee, any option which such employee holds may be exercised, within such period after the date of death as the Administrator shall prescribe in the stock option agreement, by the employee's representative or by the person entitled thereto under the employee's will or the laws of intestate succession.

          (h) Disability. Upon the permanent and total disability of an employee (as defined in IRC Section 22(e)(3)), any stock option which the employee holds may be exercised by the employee within such period after the date of termination of employment resulting from such disability (not to exceed twelve (12) months in the case of an incentive stock option) as the Administrator shall prescribe in the stock option agreement. The option shall terminate upon the expiration of such prescribed period, unless the employee dies prior thereto, in which event the provisions of Section 5.1(g) hereof shall apply.

          (i) Retirement. Upon the voluntary retirement of an employee at or after reaching sixty-five (65) years of age, any stock option which such employee holds may be exercised by such employee with respect to all or any portion of the balance of the Common Stock subject thereto within such period after the date of retirement (not to exceed three (3) months in the case of an incentive stock option) as the Administrator shall prescribe in the stock option agreement. The option shall terminate upon the expiration of such prescribed period, unless the employee dies prior thereto, in which event the provisions of Section 5.1(g) hereof shall apply.

          (j) Transfer to Related Corporation. If an employee leaves the employ of the Company to become an employee of any parent or subsidiary corporation of the Company, or if the employee leaves the employ of any such parent or subsidiary corporation to become an employee of the Company or of another parent or subsidiary corporation, such employee shall be deemed to continue as an employee of the Company for all purposes of this Plan.

          (k) Other Severance. If an employee leaves the employ of the Company for any reason other than as set forth in subsections (g) through (i), above, any stock option which such employee holds may be exercised by such employee with respect to all or any portion of the balance of the Common Stock subject thereto within such period after the date of severance (not to exceed three (3) months in the case of an incentive stock option) as the Administrator shall prescribe in the stock option agreement.

          (l) Other Provisions. Each option granted under this Plan may contain such other terms, provisions and conditions not inconsistent with this Plan as may be determined by the Administrator. However, options granted after the date the Common Stock of the Company is first quoted on the National Association of Securities Dealers Automated Quotation System or listed on an established stock exchange shall not contain any provisions giving the Company a right of first refusal to purchase the Common Stock underlying the options.

     5.2 ADDITIONAL TERMS AND CONDITIONS TO WHICH INCENTIVE STOCK OPTIONS ARE SUBJECT. Options granted under this Plan which are designated as incentive stock options shall be subject to the following additional terms and conditions:

          (a) Annual Limitation. To the extent the aggregate fair market value (determined as of the date an incentive stock option is granted) of the stock with respect to which incentive stock options granted become exercisable for the first time by an employee during any one (1) calendar year (under this Plan and under all other plans of the Company and of any parent or subsidiary corporation) exceed One Hundred Thousand Dollars ($100,000), such options shall be treated as options which are not incentive stock options.

          (b) Disqualifying Dispositions. If Common Stock acquired by exercise of an incentive stock option granted pursuant to this Plan is disposed of within two (2) years from the date of grant of the option or within one (1) year after the transfer of the Common Stock to the optionee, the holder of the Common Stock immediately prior to the disposition shall promptly notify the Company in writing of the date and terms of the disposition and shall provide such other information regarding the disposition as the Company may reasonably require.

     6. STOCK ISSUANCE AND RIGHTS AS SHAREHOLDER. Notwithstanding any other provisions of this Plan, no optionee shall have any of the rights of a shareholder (including the right to vote and receive dividends) of the Company, by reason of the provisions of this Plan or any action taken hereunder, until the date such optionee shall both have paid the exercise price for the Common Stock and shall have been issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) the stock certificate evidencing such shares.

     7. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION OR MERGER.

          (a) Subject to any required action by the Company's shareholders, the number of shares of Common Stock covered by this Plan as provided in
     Section 3, the number of shares covered by each outstanding option granted hereunder and the exercise price thereof shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of such shares or the payment of a stock dividend (but only on the Common Stock) or any other increase or decrease in the number of such outstanding shares of Common Stock effected without the receipt of consideration by the Company; provided, however, that the conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration."

          (b) Subject to any required action by the Company's shareholders, if the Company shall be the surviving corporation in any merger or consolidation, each outstanding option shall pertain and apply to the securities to which a holder of the number of shares subject to the option would have been entitled. A dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving corporation shall cause each outstanding option to terminate, unless the surviving corporation in the case of a merger or consolidation assumes outstanding options or replaces them with substitute options having substantially similar terms and conditions; provided, however, that if an outstanding option is to terminate upon any such event, the Administrator, on such terms and conditions as it deems appropriate, may provide, either by the terms of a stock option agreement or by a resolution adopted prior to the occurrence of any such event, that, for some period of time prior to such event, such option shall be exercisable as to all or any portion of the shares covered by the portion of the option that previously has not lapsed, terminated, or been exercised, notwithstanding any standard exercise schedule otherwise provided for in the stock option agreement.

          (c) To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by the Board, whose determination in that respect shall be final, binding and conclusive.

          (d) Except as hereinabove expressly provided in this Section 7, no optionee shall have any rights by reason of any subdivision or consolidation of shares of the capital stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of any class or by reason of any dissolution, liquidation, merger or consolidation or spin-off of assets or stock of another corporation, and any issue by the Company of shares of stock of any class or of securities convertible into shares of stock of any class shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to any option granted hereunder.

          (e) The grant of an option pursuant to this Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

     8. MANNER OF EXERCISE. An optionee wishing to exercise an option shall give written notice to the Company at its principal executive office, to the attention of the Secretary of the Company, accompanied by payment of the exercise price as provided in Section 5.1(b). The date the Company receives written notice of an exercise hereunder accompanied by payment of the exercise price will be considered as the date such option was exercised.

     Promptly after receipt of written notice of exercise of an option, the Company shall, without charge for stock issue or transfer taxes, deliver to the optionee or such other person a certificate or certificates for the requisite number of shares of stock pursuant to the terms of the option agreement.

     9. EMPLOYMENT, CONSULTING OR DIRECTOR RELATIONSHIP. Nothing in this Plan or any option granted hereunder shall interfere with or limit in any way the right of the Company or of its parent or subsidiaries to terminate any optionee's employment, consultancy, or directorship at any time, nor confer upon any optionee any right to continue as an employee of, consultant to, or director of, the Company or any of its parent or subsidiaries.

     10. SECURITIES LAW REQUIREMENTS.

          (a) The Administrator may require an individual as a condition of the grant and of the exercise of an option, to represent and establish to the satisfaction of the Administrator that all shares of Common

     Stock to be acquired upon the exercise of such option will be acquired for investment and not for resale. The Administrator shall cause such legends to be placed on certificates evidencing shares of Common Stock issued upon exercise of an option as, in the opinion of the Company's counsel, may be required by federal and applicable state securities laws.

          (b) No shares of Common Stock shall be issued upon the exercise of any option unless and until counsel for the Company determines that: (i) the Company and the optionee have satisfied all applicable requirements under the Securities Act of 1933, as amended, and the Exchange Act; (ii) any applicable requirement of any stock exchange or quotation system on which the Company's Common Stock is listed or quoted has been satisfied; and
     (iii) all other applicable provisions of state and federal law have been satisfied.

     11. AMENDMENT. The Board may terminate this Plan or amend this Plan from time to time in such respects as the Board may deem advisable, except that, without the approval of the Company's shareholders in compliance with the requirements of applicable law, no such revision or amendment shall:

          (a) increase the number of shares of Common Stock reserved under
     Section 3 hereof for issue under this Plan, except as provided in Section 7 hereof;

          (b) change the class of persons eligible to participate in this Plan under Section 2 hereof;

          (c) extend the term of this Plan under Section 12 hereof; or

          (d) amend this Section 11 to defeat its purpose.

     12. TERMINATION. This Plan shall terminate automatically on February 3, 2008, and may be terminated at any earlier date by the Board. No option shall be granted hereunder after termination of this Plan, but such termination shall not affect the validity of any option then outstanding.

     13. TIME OF GRANTING OPTIONS. The date of grant of an option hereunder shall, for all purposes, be the date on which the Administrator makes the determination granting such option.

     14. RESERVATION OF SHARES. The Company, during the term of this Plan, will at all times reserve and keep available such number of shares of its Common Stock as shall be sufficient to satisfy the requirements of this Plan.

     15. EFFECTIVE DATE. This Plan shall become effective upon adoption by the Board of Directors of the Company, and shall be effective on said date, provided this Plan is approved within twelve (12) months of said date by the shareholders of the Company in accordance with the Certificate of Incorporation and Bylaws of the Company and the requirements of the IRC and the Delaware General Corporation Law. Options may be granted hereunder, but may not be exercised, prior to the date of such shareholder approval.

REVOCABLE PROXY


                               NEUREX CORPORATION
                               3760 HAVEN AVENUE
                              MENLO PARK, CA 94025


                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 7, 1998


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Neurex Corporation (the "Company") hereby constitutes and appoints PAUL GODDARD and THOMAS L. BARTON the proxy of the undersigned, with full power of substitution and revocation, to attend the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at the Hotel Sofitel, which is located at 203 Twin Dolphin Drive, Redwood City, California, on May 7, 1998, at 9:00 a.m., local time, and at any adjournments thereof, and to vote all of the shares of common stock of the Company which the undersigned may be entitled to vote upon the following matters:

                  (Continued and to be signed on reverse side)






                            - FOLD AND DETACH HERE -

                                                            Please mark
                                                            your vote as
                                                            indicated in  X
                                                            this example



1. ELECTION OF DIRECTORS:
   (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR THE ELECTION OF ONE OR MORE PERSONS NOMINATED BY THE BOARD OF DIRECTORS, MARK FOR ABOVE AND CROSS OUT NAME(S) OF PERSONS WITH RESPECT TO WHOM AUTHORITY IS WITHHELD.)

   Nominees: Paul Goddard           Raymond C. Egan
             Thomas L. Barton       John W. Glynn, Jr.
             David L. Anderson      Howard E. Greene, Jr.
             Gerard N. Burrow       Robert R. Luther
             John F. Chappell

                  FOR                   WITHHOLD
                  ALL                 AUTHORITY FOR
                NOMINEES              ALL NOMINEES



2. RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

                  FOR               AGAINST               WITHHELD



3. ADOPTION OF THE COMPANY'S 1998 EMPLOYEE, CONSULTANT AND DIRECTOR STOCK OPTION PLAN AND THE AUTHORIZATION OF 1,000,000 SHARES OF COMMON STOCK FOR ISSUANCE THEREUNDER.

                  FOR               AGAINST               WITHHELD



This Proxy is solicited by the Board of Directors of the Company and will be voted as directed by the undersigned stockholder. THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF A MAJORITY OF THE BOARD OF DIRECTORS AS TO ANY MATTERS IF NO INSTRUCTIONS TO THE CONTRARY ARE MARKED HEREIN.

The undersigned stockholder hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement and hereby revokes any proxy or proxies heretofore given. This Proxy may be revoked at any time prior to the Annual Meeting.

If you received more than one proxy card, please date, sign and return all cards in the accompanying envelope.



Signature(s)                                                   Date
            --------------------------------------------------     ------------



                            - FOLD AND DETACH HERE -